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AMERANT BANCORP APPOINTS GERALD P. PLUSH AS A DIRECTOR

Coral Gables, Florida - Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) (the “Company”) announced today that Gerald P. Plush has been appointed as an independent director of the Company.
Mr. Plush, a highly respected financial services industry professional with over 30 years of experience, is a Partner at Patriot Financial Partners, L.P. Previously, he was Chief Executive Officer and a Director of Verdigris Holdings, Inc. Mr. Plush has also served as Chief Financial Officer (CFO) and then Chief Administrative Officer of Santander Holdings USA, Inc. He has held other key executive level positions, including President and as a Director of Webster Bank, and Senior Executive Vice President (SEVP) - Managing Director of Corporate Development and SEVP - CFO at MBNA America Bank, N.A. Mr. Plush has also served on the Board of Directors of Santander Consumer USA Inc. and the Federal Home Loan Bank (FHLB) of Pittsburgh. He is a member of the National Association of Corporate Directors (NACD).
“We are pleased to welcome Jerry to our Board of Directors,” said Frederick C. Copeland, Jr., Chairman of Amerant Bancorp Inc. “His extensive experience and track record as an advisor in financial strategies will bring valuable insight to our Board as we make continued progress in our plans to build deeper customer relationships, sustainable, profitable growth, and drive shareholder value.”
Mr. Plush has been appointed to the Board’s Audit and Risk Committees.
“Amerant is committed to creating a uniquely personal community banking experience for its customers,” said Mr. Plush. “I look forward to working with the Board and senior management and contributing to the success of the organization.”
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About Amerant Bancorp
Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers - 15 in South Florida and 8 in the Houston, Texas area - and loan production offices in Dallas, Texas and New York, New York. Please visit www.amerantbank.com or https://investor.amerantbank.com for more information.

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